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As filed with the Securities and Exchange Commission on January 14, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HENRY SCHEIN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		11-3136595 (I.R.S. Employer Identification No.)
135 Duryea Road Melville, New York 11747 631-843-5500 (Address of principal executive offices) (Zip code)
HENRY SCHEIN, INC. 1994 STOCK OPTION PLAN HENRY SCHEIN, INC. 1996 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN (Full title of the plans)

Michael S. Ettinger, Esq.
Vice President, General Counsel and Secretary
Henry Schein, Inc.
135 Duryea Road
Melville, New York 11747
631-843-5500
(Name and address, and telephone number,
including area code, of agent for service)

Copies of all communications to:
Steve Kirshenbaum, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 212-969-3000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee

Common Stock, par value $.01	1,900,000 shares	$66.30	$125,960,000	$10,190.20

(1)
Represents (i) 1,800,000 additional shares of the common stock, par value $.01 (the "Common Stock"), of Henry Schein, Inc (the "Company") issuable upon the exercise of stock options that may be granted under the Henry Schein, Inc. 1994 Stock Option Plan, as amended and restated (the "1994 Plan"), pursuant to amendments to the 1994 Plan adopted at the Company's 2003 Annual Meeting of Stockholders and (ii) 100,000 additional shares of Common Stock issuable upon the exercise of options that have been or may be granted under the Henry Schein, Inc. 1996 Non-Employee Director Stock Incentive Plan, as amended and restated (the "1996 Plan"), pursuant to amendments to the 1996 Plan adopted at the Company's 2003 Annual Meeting of Stockholders.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based on (i) the weighted average exercise price of $64.30 with respect to an aggregate of 5,000 shares of Common Stock subject to outstanding options under the 1996 Plan and (ii) the average of the high and low sale prices of the Common Stock as reported on the NASDAQ National Market on January 7, 2004, with respect to the 1,895,000 remaining shares of Common Stock being registered, none of which are subject to outstanding options under the 1994 Plan or the 1996 Plan.

        EXPLANATORY NOTE: This Registration Statement registers an additional 1,800,000 shares of Common Stock of the Company which may be issued upon exercise of options granted pursuant to the 1994 Plan pursuant to an amendment to the 1994 Plan adopted at the Company's 2003 Annual Meeting of Stockholders. The Company initially registered 678,635 shares of Common Stock to be issued under the 1994 Plan on a Registration Statement on Form S-8, Registration No. 333-5453, filed with the Securities and Exchange Commission on June 7, 1996, the contents of which are incorporated herein by reference. This Registration Statement also registers an additional 100,000 shares of Common Stock of the Company which have been or may be issued upon exercise of options granted pursuant to the 1996 Plan pursuant to an amendment to the 1996 Plan adopted at the Company's 2003 Annual Meeting of Stockholders. The Company initially registered 100,000 shares of Common Stock to be issued under the 1996 Plan on a Registration Statement on Form S-8, Registration No. 333-91778, filed with the Securities and Exchange Commission on July 2, 2002, the contents of which are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") by Henry Schein, Inc., a Delaware corporation (the "Company" or the "Registrant"), are incorporated herein by reference:

  (1)
  The Company's Annual Report filed on Form 10-K for the fiscal year ended December 28, 2002.

  (2)
  The Company's Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 29, 2003.

  (3)
  The Company's Quarterly Report filed on Form 10-Q for the fiscal quarter ended June 28, 2003.

  (4)
  The Company's Quarterly Report filed on Form 10-Q for the fiscal quarter ended September 27, 2003.

  (5)
  The description of the Company's common stock, par value $.01 per share, contained in the Company's Registration Statement filed on Form 8-A dated October 27, 1995 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Article TENTH of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, liability and loss actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Amended and Restated Certificate of Incorporation also extends indemnification to those serving at the request of the Company as directors, officers, employees or agents of other enterprises.

        In addition, Article NINTH of the Company's Amended and Restated Certificate of Incorporation provides that no director shall be personally liable for any breach of fiduciary duty. Article NINTH does not eliminate a director's liability (i) for a breach of his or her duty of loyalty to the Company or its stockholders, (ii) for acts of intentional misconduct, (iii) under Section 174 of the Delaware General Corporation Law for unlawful declarations of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Location
4.1	Amended and Restated Articles of Incorporation of the Company (the "Amended and Restated Articles")	Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-30615)
4.2	Amendment dated November 12, 1997 to the Amended and Restated Articles	Incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997
4.3	Amendment dated June 16, 1998 to the Amended and Restated Articles	Incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-3 (Registration No. 333-59793)

4.4	Amended and Restated Bylaws of the Company (the "Amended and Restated Bylaws")	Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4 (Registration No. 333-30615)
4.5	Amendments to the Amended and Restated Bylaws adopted July 15, 1997	Incorporated by reference to Exhibit 3.5 to the Company's Registration Statement on Form S-4 (Registration No. 333-36081)
5	Opinion of Proskauer Rose LLP	Filed herewith
23.1	Consent of BDO Seidman, LLP	Filed herewith
23.2	Consent of Proskauer Rose LLP	Included in Exhibit 5
24	Powers of Attorney	Included on Page II-5

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on January 14, 2004.

HENRY SCHEIN, INC.
By:	/s/ STANLEY M. BERGMAN
	Name:	Stanley M. Bergman
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stanley M. Bergman, Steven Paladino and Michael S. Ettinger, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Henry Schein, Inc., and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on this 14th day of January, 2004, by the following persons in the capacities indicated:

Signatures	Title

/s/ STANLEY M. BERGMAN Stanley M. Bergman	Chairman, Chief Executive Officer, Director and President (Principal Executive Officer)
/s/ STEVEN PALADINO Steven Paladino	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ JAMES P. BRESLAWSKI James P. Breslawski	Executive Vice President, President US Dental and Director
/s/ GERALD A. BENJAMIN Gerald A. Benjamin	Executive Vice President, Chief Administrative Officer and Director

/s/ MARK E. MLOTEK Mark E. Mlotek	Senior Vice President—Corporate Business Development Group and Director
/s/ BARRY ALPERIN Barry Alperin	Director
/s/ PAMELA JOSEPH Pamela Joseph	Director
/s/ DONALD J. KABAT Donald J. Kabat	Director
/s/ MARVIN H. SCHEIN Marvin H. Schein	Director
/s/ IRVING SHAFRAN Irving Shafran	Director
/s/ PHILIP A. LASKAWY Philip A. Laskawy	Director
/s/ NORMAN S. MATTHEWS Norman S. Matthews	Director
/s/ LOUIS W. SULLIVAN Dr. Louis W. Sullivan	Director
/s/ MARGARET A. HAMBURG Dr. Margaret A. Hamburg	Director

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents By Reference.
  Item 4. Description of Securities.
  Item 5. Interest of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES